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                                                                    EXHIBIT 99.1

                                        Media Contact:           Peter Corritori
                                                            Florsheim Group Inc.
                                                                  (312) 458-2776

                                                                      Kevin Cook
                                                        Edelman Public Relations
                                                                  (312) 240-3000

FOR IMMEDIATE RELEASE

                    FLORSHEIM GROUP INC. ANNOUNCES AGREEMENT
                     FOR SALE OF ASSETS TO WEYCO GROUP INC.

         FILES FOR CHAPTER 11 TO FACILITATE SALE AND CONTINUE OPERATIONS

CHICAGO - March 4, 2002 - Florsheim Group Inc. (OTC BB: FLSC.OB) announced today that it has entered into an agreement with Weyco Group, Inc. (NASDAQ: WEYS), a leading manufacturer and distributor of men's shoes, under which Weyco will purchase Florsheim's domestic wholesale business, related assets and certain Florsheim retail stores for approximately $44.8 million in cash (subject to certain adjustments) and the assumption of certain trade and lease liabilities. The agreement contemplates entering into separate purchase agreements for the sale of certain assets and the assumption of certain trade and lease liabilities of the Company's subsidiaries: Florsheim Canada, Florsheim Europe S.R.L., Florsheim S.A. de C.V., Florsheim B.V., Florsheim France, S.A.R.L. and Florsheim Pacific Limited. The aggregate purchase price under all of the various purchase agreements with Weyco totals approximately $ 47.3 million in cash (subject to certain adjustments).

Upon completion of the proposed purchase, Weyco will add Florsheim-branded products to its existing line of men's shoes, which includes those sold under the Nunn Bush, Brass Boot and Stacy Adams brands. Weyco Group's Chairman, Thomas
W. Florsheim, is the grandson of Milton Florsheim, who founded The Florsheim Shoe Company in Chicago in 1892. Thomas Florsheim, Jr. is Weyco's President and CEO and John Florsheim is COO. None of these individuals currently has any relationship with the Company.

Concurrently, Florsheim, along with four of its subsidiaries, announced today that it has voluntarily filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code. The filing was entered at the United States Bankruptcy Court for the Northern District of Illinois. Florsheim also filed a motion seeking the Bankruptcy Court's approval of the asset purchase agreement with Weyco pursuant to section 363 of the Bankruptcy Code, and the sale is subject to approval of the Bankruptcy Court.

The Company also said that it has reached an agreement, subject to Bankruptcy Court approval, with a group of its existing lenders led by BT Commercial Corporation to provide debtor-in-possession (DIP) financing. The funding will be used primarily to maintain normal business operations, including payment of employee wages and payments to suppliers, vendors and other business partners for goods and services provided on or after today's filing.

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FLORSHEIM / 2


Despite Florsheim's bankruptcy filing, all of its stores are currently open and serving customers. During the sale process, Florsheim will continue its wholesale business operations with no interruption of service to its customers. Retail stores included in the sale to Weyco will remain open and be transitioned accordingly. The Company has filed a motion in the Bankruptcy Court seeking authorization to commence store-closing sales in three weeks and continue for 14 weeks or until store stocks are depleted.

Peter Corritori, Chairman and CEO of Florsheim, said: "After considering many strategic alternatives, the board of directors, with the concurrence of senior management, decided that the Weyco transaction and Chapter 11 filing present the best option for Florsheim and for preserving the continuity of the Florsheim brand. Despite our best efforts to improve revenue, reduce costs and maximize cash flow, the Company's financial condition deteriorated further in recent months as a result of the economic recession and the disproportionate impact that the events of September 11 have had on the retail apparel and footwear industry."

Corritori continued, "We have identified a strategic buyer in Weyco: our products fit well with Weyco's existing portfolio of leading brands; Weyco has a history of success serving many of the same wholesale customers; and Weyco will be able to make optimum use of the Florsheim assets. Additionally, the Florsheim family will regain a vested interest in the Florsheim brand."

Thomas Florsheim, Jr., President and CEO of Weyco Group, said: "We are pleased to have reached this agreement with Florsheim and believe its brands will complement our own. We are especially excited about the opportunity to realize the full potential of the Florsheim brand that I and many of my colleagues know so well."

In addition to the motions specified above, Florsheim also filed a variety of other "first day motions" to support its employees, customers and suppliers. These included motions seeking court permission to: continue payments for employee payroll and health benefits; maintain cash management systems in conjunction with the new DIP financing; and retain legal, financial, and other professionals to support the Company's reorganization.

ABOUT FLORSHEIM GROUP INC.

Florsheim Group Inc. designs, markets and sources a diverse and extensive range of products in the middle to upper price range of the men's quality footwear market. Florsheim distributes its products in more than 6,000 department and specialty store locations worldwide, through approximately 155 Company-operated specialty and outlet stores and 43 Company-owned stores worldwide. Financo Inc., a New York based investment banking firm, has been and is continuing to act as the financial advisor to Florsheim.

ABOUT WEYCO GROUP, INC.

Weyco Group, Inc., headquartered in Milwaukee, WI, is engaged in the manufacture, purchase and distribution of men's footwear. The principal brands of shoes sold are Nunn Bush, Nunn Bush NXXT, Brass Boot, Stacy Adams, and SAO by Stacy Adams. The company's products consist of quality leather dress and casual shoes.

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FLORSHEIM / 3


SAFE-HARBOR STATEMENT

Information contained in this release with respect to the Florsheim Group's completion of the sale to Weyco and continuance of its business operations during the Chapter 11 proceedings are forward-looking. These statements represent the Company's reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual events to differ materially. Such factors, among others, include adverse changes in economic conditions affecting the men's footwear markets served by the Company, reaction of suppliers, customers and others regarding the Chapter 11 filing and risks and uncertainties related to the rulings on motions filed with the Bankruptcy Court.

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